NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

“GRAZIE” OLIVE GARDEN GUESTS AND FANS FOR YOUR
PASSIONATE AND ONGOING SUPPORT

We Love Olive Garden’s Pasta, Soup, Salad and Breadsticks Too

ORLANDO, Fla., – September 19, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today issued the following statement to the tens of thousands of Olive Garden guests and fans who have recently been so outspoken in their passionate support of Olive Garden and the Italian generosity for which it stands:

Grazie Olive Garden guests and fans!

All of us at Olive Garden offer our deep appreciation for the passionate support that you have extended to us.  Your tens of thousands of tweets, Facebook and Instagram posts, letters and phone calls expressing your enthusiasm for Olive Garden’s pasta, soups, salad and breadsticks have been inspiring and humbling.  We have loved reading about the special memories that so many of you have made at our restaurants.

Today, the Olive Garden family of 800+ restaurants is evolving the brand with our customers’ favorites in mind. With reinvigorated dishes, a refreshed website, a restructured logo, and remodeling of select restaurants, we aim to make every guest experience feel more like today’s genuine Italian dining experience.  Your warm enthusiasm reinforces our confidence that we are headed in the right direction – changing for the better and to better serve you.

We are committed to building on the progress we are making.  Still, as we enhance our menu to reinforce value and relevance, improve quality and simplify processes, you can count on us to stand-by the Italian generosity for which Olive Garden has long been known – including our traditional pasta dishes, homemade soups and endless salad and freshly baked garlic breadsticks.

We urge you to continue to voice your support for Olive Garden.  And again, thank you for being such an engaged and passionate community.  We are incredibly grateful that you have chosen to be a part of our family. Go #TeamBreadsticks!

We look forward to serving you at your local Olive Garden.  See you soon.

Sincerely,

Gene Lee President & Chief Operating Officer of Darden	Dave George President of Olive Garden

Darden noted that over the past days, it has received outspoken support from tens of thousands of Olive Garden guests, including a new hashtag #TeamBreadsticks.  On one single day, there were over 34,000 interactions on Facebook alone, with a single posting about Olive Garden’s breadsticks resulting in a 1,752% increase over the average amount of commentary on the Company’s Facebook page.

Example posts include1:

Somebody explain how it's a problem for @olivegarden to give me as many breadsticks as I want? #teambreadsticks twitter.com/FortuneMagazin...

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FAVORITES 3

1:01 PM - 15 Sep 2014

Mon, 7:58pm

Thank you, Olive Garden, for your generous breadstick policy!

@olivegarden I'm #TeamBreadsticks because they are amazing! Best bread sticks I've ever had. And I love dipping them in my soup!

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12:21 PM - 15 Sep 2014

Olive Garden breadsticks are one of America's pastime I remember going there as a small child with my family and I'll never forget the days that I spent with my dad there going to Olive Garden only reminds me of what a great childhood I had thank you I love garden for having great food great service and being an overall great company

1 · September 15 at 12:25pm

Olive Garden replied · 2 Replies · 3 hours ago

Follow

Mon, 8:13pm

Sorry to hear about the controversy over "Unlimited Breadsticks". I love your restaurant and will continue to enjoy your food and service. I've never once had a complaint. The employees that I've had the pleasure to be served by have always made the visit feel homey and inviting. Thanks for being.

...less

@olivegarden Please keep the all you can eat Bread sticks! #Thanks #OliveGarden

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Do not take the unlimited salad and breadsticks away!!!,

3 · September 15 at 1:39pm

Olive Garden replied · 2 Replies

1 Permission to use quotations in these materials was neither sought nor obtained.

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.